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                                                 SEC FILE NUMBER
                                                      0-24610
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING


(Check one):   X    Form 10-K      Form 11-K      Form 20-F      Form 10-Q
              ---              ---            ---           ---
                                      ---Form N-SAR

For Period Ended:   December 31, 1996
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  Read Instructions (on back page) Before Preparing Form. Please Print or Type. Nothing in this Form Shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I -- REGISTRANT INFORMATION

GOLD CAPITAL CORPORATION
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Full Name of Registrant

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Former Name if Applicable

5525 Erindale Drive, Suite 201
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Address of Principal Executive Officer (Street and Number)

Colorado Springs, Colorado 80918
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25, the following should be completed. (Check box if appropriate)


             (    (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
    X        (    (b)   The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth
-----------             calendar day following the prescribed due date; or the subject quarterly report or transition report on
                        Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
             (    (c)   The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III -- NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q or N-SAR or portion thereof, could not be filed within the prescribed time period.

         The Company needs additional time to review financial statements and finalize portions of the narrative section of its Report.









PART IV -- OTHER INFORMATION

(1) Name and telephone number of persons to contact in regard to this notification

    David J. Babiarz, Esq.               303                   779-5900
----------------------------          ----------           ---------------
         (Name)                       (Area Code)         (Telephone Number)

(2)  Have all other periodic  reports  required under Section 13 or 15(d) of the
     Securities Exchange Act of 1934 or Section 30 of the Investment Company Act
     of 1940 during the  preceding 12 months (or for such  shorter)  period that the registrant was required to file such reports) been filed?  If answer is
     no, identify report(s).                                  X  yes         no
                                                             ---         ---
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Is it anticipated that any significant  change in results of operations from the corresponding  period for the last fiscal year will be reflected by the earnings
statements to be included in the subject report or portion thereof?  yes   X  no
                                                                     ---  ---
If so, attach an explanation of the  anticipated  change,  both  narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
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                            Gold Capital Corporation.
                   -------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:         March 31, 1997                 By:  /S/  BILL M. CONRAD
                                                --------------------------------
                                                  Bill M. Conrad, President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative
(other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

Intentional  misstatements  or omissions  of fact  constitute  Federal  Criminal
Violations (see 18 U.S.C. 1001)


                              GENERAL INSTRUCTIONS

1. This Form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this Form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and
Regulations under the Act. The information contained in or filed with the Form will be made a matter of public record in the Commissions files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notification must also be filed on Form 12b-25 but need not restate information that has been correctly furnished. The Form shall be clearly identified as an amendment notification.




